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                                                                    Exhibit 99.1


                     TENNECO AUTOMOTIVE SUCCESSFULLY AMENDS
                            SENIOR CREDIT AGREEMENT

LAKE FOREST, ILLINOIS, OCTOBER 24, 2000 - Tenneco Automotive (NYSE: TEN) announced today that it has agreed with its senior lenders to amend certain terms of its senior credit facility. These amendments allow the company to implement worldwide cost reduction initiatives, some of which were outlined in its third quarter earnings announcement today, and relax the financial covenant ratios under the facility beginning in the fourth quarter of 2000.

The amendments, which required the approval of lenders representing a majority of commitments under the senior credit facility, were approved by 87 percent.

"While we are successfully executing the key initiatives underlying our business plan, we must accelerate our efforts to improve our cost structure by implementing work force reductions, and further rationalizing the manufacturing, distribution, and administrative facilities of our businesses worldwide," said Mark A. McCollum, senior vice president, and chief financial officer for Tenneco Automotive. "It is particularly important now as we face very difficult industry and market conditions, including higher interest rates, a weak euro, softness in the global aftermarket, a significant decline in the heavy-duty truck market, and slowing in North American light vehicle production."

The senior credit agreement has been amended to exclude from the calculation of the company's financial covenant ratios through 2001 the cash portion -- up to $80 million before taxes -- of the charges and expenses related to cost reduction initiatives. As outlined in its third quarter earnings announcement today, the company has begun to implement some of these initiatives and anticipates implementing additional initiatives throughout the remainder of the fourth quarter and during 2001. The company anticipates taking up to a $60 million charge (of which up to $30 million could be in cash) in the fourth quarter to cover many of these restructuring actions. Other initiatives are being evaluated for 2001 and will require review and approval by the Board of Directors.

The amendments also include certain minor technical corrections to certain provisions in the agreement relating to the permitted receivable securitization transactions. The senior lenders also agreed to relax the financial covenant ratios beginning in the fourth quarter of 2000 in anticipation of the current difficult market conditions continuing into next year.

Tenneco Automotive is required to meet three financial ratios under its senior credit agreement: a
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maximum leverage ratio (total debt/EBITDA); a minimum interest coverage ratio
(EBITDA/cash interest payments); and a minimum fixed charge coverage ratio (EBITDA - capital expenditures/cash interest payments). For the fourth quarter, the maximum leverage ratio was increased from 4.75 to 4.90; the minimum interest coverage ratio was reduced from 2.00 to 1.70; and the minimum fixed charge coverage ratio was reduced from 1.00 to .75. The attached table shows the ratio adjustments in 2001 and beyond.

In return for these revisions, Tenneco Automotive agreed to increase the current interest rate margins on the $500 million revolving facility and the $450 million A term loans by 25 basis points. This increase in interest rate margins will apply through the first quarter of 2001, after which these margins will be subject to adjustment under the existing terms of the senior credit agreement based on the company's leverage ratio. The interest rate margins on the $300 million B and C term loans were increased by 25 basis points for the full terms of these loans. The company paid each lender that approved the amendments a fee equal to 0.2 percent of that lender's loan commitment under the senior credit facility, for an aggregate fee to all consenting lenders of approximately $3 million.

Tenneco Automotive also agreed to lower the limit on annual capital expenditures from $275 million to $200 million in 2000; $225 million in each of 2001, 2002, and 2003; and to $150 million in 2004.


Tenneco Automotive is a $3.3 billion manufacturing company headquartered in Lake Forest, Ill., with 24,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

                                                      2001                    2002        2003        2004
                                       --------------------------------       ----        ----        ----
                                        Q1         Q2       Q3      Q4
 Leverage Ratio
         Prior Covenant                4.25       4.25     4.25    4.25       3.75        3.50        3.50
         Revised Covenant              4.75       4.50     4.50    4.25       3.75        3.50        3.50

 Interest Coverage Ratio
         Prior Covenant                2.25       2.25     2.25     2.25      2.75        3.25        3.50**
         Revised Covenant              1.70       1.80     1.80     1.90      2.50*       2.75        3.00**

 Fixed Charge Coverage Ratio
         Prior Covenant                1.00       1.00     1.00    1.00       1.25        1.50        1.75
         Revised Covenant              0.75       0.85     0.85    1.00       1.25        1.50        1.75

* The interest coverage ratio in the first, second and third quarters of 2001 was reduced from 2.75 to 2.20

**  Interest coverage ratio was reduced from 3.50 to 3.00 in 2005 through 2008.